EXHIBIT 8.1

LIST OF SUBSIDIARIES

NAME OF COMPANY	COUNTRY OF ORGANIZATION	DIRECT/INDIRECT OWNERSHIP PERCENTAGE
Plaza Centers N.V.	The Netherlands	62.5% (1)
Elscint Holdings & Investment N.V.	The Netherlands	100%
Elbit Medical Technologies Ltd.	Israel	90% (2)
Elbit Plaza India Real Estate Holdings Limited	Cyprus	50% (3)(4)
Elbit Fashion Ltd.	Israel	100%
Elbit Ultrasound (Luxemburg) B.V./Sa r.l.	Luxemburg	100%
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(1)	Approximately 58% on a fully diluted basis.
(2)	Approximately 85% on a fully diluted basis.
(3)
We hold 47.5% of the shares in EPI directly, and an additional 47.5% through PC. For additional information as to the joint venture signed between us and PC regarding EPI, see “Item 4.B Business Overview - Residential Projects.”

(4)
For details as to the grant of 5% of EPI’s equity to Mr. Abraham (Rami) Goren, our former Executive Vice Chairman of the board of directors, see "Item 6.B. Directors, Senior Management and Employees - Compensation of Directors and Officers - Agreements with our Former Executive Vice Chairman."